UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 10, 2009

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or Other Jurisdiction of Incorporation or Organization)	001-04795 (Commission File Number)	Not applicable (I.R.S. Employer Identification No.)

The Boyle Building, 2nd Floor

31 Queen Street

Hamilton, Bermuda HM 11

(Address of principal executive offices, including zip code)

(441) 296-8560

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) 12 under the Securities Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) 12 under the Securities Act (17 CFR 240.13e-2(c))

Item 5.02           Departure of Directors of Certain Officers; Election of Directors; appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 10, 2009, American Safety Insurance Holdings, Ltd. (the “Company”) announced that Mark Haushill has agreed to join the Company as its Chief Financial Officer. Mr. Haushill is expected to join the Company on September 8, 2009.

On August 10, 2009, American Safety Administrative Services, Inc., a wholly-owned subsidiary of the Company that provides accounting, financial and other services to the Company, entered into an Employment Agreement with Mr. Haushill. The Agreement provides for an initial term of three years, with automatic one year extensions unless either party gives notice of non-renewal at least 120 days prior to the expiration of the initial or then current renewal term. The agreement provides for a base salary the first year of the Agreement of $ 335,000, which may be increased pursuant to a merit increase at each annual performance evaluation. In addition Mr. Haushill is eligible to receive an annual cash bonus, in an amount to be determined by the Board of Directors, in accordance with and pursuant to the Company’s Bonus Plan. Mr. Haushill will receive a grant of options to purchase 20,000 shares of the registrant’s common stock. These options will vest on the 5th anniversary of the grant date. Mr. Haushill is also eligible to participate in all Company incentive stock plans. The Agreement provides for a monthly automobile allowance of $500 and up to $15,000 per year in reimbursement of the premium cost of a universal life insurance policy or other mutually agreeable similar instrument on Mr. Haushill’s life. The Agreement further provides that Mr. Haushill will be entitled to the same perquisites and fringe benefits on a basis no less favorable than other senior executives of the Company.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is being furnished herewith:

Exhibit No.	Description
99.1	Press Release of American Safety Insurance Holdings, Ltd. issued August 10, 2009.

99.2	Employment Agreement, dated August 10, 2009 between American Safety Administrative Services, Inc. and Mark Haushill

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.
Registrant
Date: August 10, 2009	By:	/s/ Stephen R. Crim
Stephen R. Crim
President/CEO